Exhibit 10.1
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BOARDWALK OPERATING GP, LLC
SHORT-TERM INCENTIVE PLAN

ADMINISTRATIVE GUIDELINES FOR SHORT-TERM INCENTIVE AWARDS

Boardwalk Operating GP, LLC (“Boardwalk”) adopts these Administrative Guidelines for Short-Term Incentive Awards under the Boardwalk Short-Term Incentive (“STI”) Plan, effective January 1, 2010 (the “Guidelines”) for the benefit of eligible employees of the Partnership and its Affiliates.

Administration.

The Committee administers these Guidelines.  All Committee decisions shall be binding and conclusive on all Persons.  Subject to these Guidelines, the Committee shall have the discretionary authority to:

Select eligible employees or employee classifications;

Determine the Partnership Performance Objectives and Individual Performance Objectives for each calendar year;

Determine the Target STI Percentage, Partnership Objectives Weighting and Individual Objectives Weighting for eligible employees;

 Determine the amounts payable as STI Awards;

Exercise its discretion to reduce any STI Award; and

Establish policies and procedures to administer the Guidelines from time to time, interpret the Guidelines, and make all necessary or advisable decisions to administer the Guidelines.

Participation.

No employee of the Partnership and its Affiliates shall have the right, at any time, (a) to be selected as an eligible employee, (b) if selected as an eligible employee, to be entitled to a STI Award, unless provided under the Guideline’s specific terms, or (c) if selected as an eligible employee for a calendar year, to be selected as an eligible employee for any subsequent calendar year.

Target STI Percentage.

The Partnership will assign Target STI Percentages for the calendar year to eligible employees.

An employee who becomes eligible after the first day of the calendar year will be assigned a Target STI Percentage and will be eligible for a STI Award calculated under Section 6, but the STI Award shall be prorated to reflect the number of days the individual participated during that calendar year, unless the Partnership determines otherwise.

Exhibit 10.1
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If an eligible employee commences employment with the Partnership or its Affiliates on or before September 30th of a calendar year, the eligible employee’s STI Award shall be prorated based upon the number of days in the calendar year the eligible employee was employed by the Partnership or its Affiliates. Employees hired after September 30th of a calendar year will not be eligible for a STI Award for that calendar year.

Individual Performance Objectives.

The Partnership will establish one or more Individual Performance Objectives for the calendar year, including a methodology to determine the Individual Payout Percentage that corresponds with attained objectives.  The Partnership will determine the Individual Payout Percentage reached for a calendar year within 60 days after that calendar year ends.

The Partnership will also establish an Individual Objectives Weighting for each individual employee for the calendar year.

Partnership Performance Objectives.

The Partnership will establish one or more Partnership Performance Objectives for the calendar year. The Partnership will determine the Partnership Payout Percentage reached for a calendar year within 60 days after that calendar year ends.

The Partnership will also establish a Partnership Objectives Weighting for each individual employee for the calendar year.  The Partnership maintains the discretion to modify the Partnership Payout Percentage for any eligible employee based on individual performance.

Award Calculation.

An eligible employee’s Individual Performance Award will be equal to the eligible employee’s Base Salary multiplied by the employee’s Target STI Percentage, with the resulting product multiplied by the Individual Payout Percentage, and the resulting product multiplied by the Individual Objectives Weighting.

An eligible employee’s Partnership Performance Award will be equal to the eligible employee’s Base Salary multiplied by the employee’s Target STI Percentage, with the resulting product multiplied by the Partnership Payout Percentage, and the resulting product multiplied by the Partnership Objectives Weighting.

An eligible employee’s STI Award will be the sum of the Individual Performance Award and the Partnership Performance Award.

Award Payment.

The Partnership has sole and absolute authority and discretion to decide the time and manner when STI Awards, if any, shall be paid under these Guidelines, but in no event shall any such STI Awards be paid later than the March 15 following the calendar year to which such STI Awards relate.  The Partnership’s decision is binding and conclusive on all eligible employees.  Generally, however, the following provisions apply:

Payment Form:  STI Awards under the Guidelines will be paid in cash in one lump sum, subject to adjustments for federal, state or local taxes and other deductions, if any, in effect when the Award is paid.

Exhibit 10.1
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Adjustments:  The Partnership may exercise its discretion to reduce any STI Award.

Termination, Death or Disability:  STI Awards will be paid only to eligible employees who are employed by and on the Partnership’s or its Affiliates payroll on the last day of the calendar year, except as indicated below.

An eligible employee shall forfeit any and all STI Awards if the eligible employee’s employment terminates for any reason other than the circumstances described in Subsection (c)(2) or (3) before the last day of the calendar year.

If the eligible employee’s employment terminates due to death, Disability or Retirement before the last day of the calendar year, the eligible employee will be paid a pro rata portion of the STI Award based upon the number of days in the calendar year the eligible employee was employed by the Partnership and its Affiliates before the employment termination date.  A prorated payment will be made at the same time and in the same form that payments are made normally to all other eligible employees.

If an eligible employee’s employment terminates due to death, Disability or Retirement after the calendar year ends but before the STI Award payment date, the eligible employee will receive the full amount of the STI Award to which he would otherwise be entitled.  Payment shall be made at the same time and in the same form that payments are made normally to all other eligible employees.

If an eligible employee’s employment terminates by death, the eligible employee’s STI Award shall be paid to the employee’s estate.

Notwithstanding any contrary provision in this Section 7 or the Guidelines, an eligible employee’s employment shall not be deemed to terminate because the eligible employee is absent from active employment due to short term disability, authorized paid time off, temporary leaves of absence granted by the Partnership for professional advancement, education, health or government service or military leave for any period if the eligible employee returns to active employment within 90 days after military leave terminates, or during any period required to be treated as a leave of absence by any valid law or agreement.

Notwithstanding any other provision of the Guidelines, the Partnership, in its sole discretion, may permit continued participation, proration or early distribution for STI Awards that would otherwise be forfeited under the Guidelines.

(d)           Notwithstanding any other provision of the Guidelines, with respect to an eligible employee who is identified as a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code and as determined by the Partnership in accordance with any of the methods permitted under the Treasury Regulations issued under Section 409A of the Code) and who is to receive a payment hereunder (which payment is not a “short-term deferral” for purposes of Section 409A of the Code) on account of such eligible employee’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable Treasury Regulations thereunder), the payment to such eligible employee shall not be made prior to the earlier of (i) the date that is six months after the eligible employee’s separation from service or (ii) the date of death of the eligible employee.  In such event, any payment to which the eligible employee would have otherwise been entitled during the first six months following the eligible employee’s separation from service (or, if earlier, prior to the eligible employee’s date of death) shall be accumulated and paid in the form of a single lump sum payment to the eligible employee on the date that is six months after the eligible employee’s separation from service or to the eligible employee’s estate on the date of the eligible employee’s death, as applicable.

Exhibit 10.1
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Assignments and Transfers.

An eligible employee’s rights under the Guidelines are personal.  The eligible employee may not assign or transfer his rights and interest under these Guidelines, and any attempted assignment or transfer in violation of these Guidelines shall be null and void.

Final Determinations.

Any decision by the Committee or the Partnership under these Guidelines shall be final and binding for all purposes and upon all interested Persons and their heirs, successors, and personal representatives.

No Guaranteed Employment.

Neither these Guidelines nor any action taken under them shall confer any right to an eligible employee’s continued employment by the Partnership for any definite period of time.

Amendment, Suspension or Termination of the Guidelines.

Boardwalk may amend, suspend or terminate the Guidelines in whole or in part at any time.

Exhibit 10.1
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Definitions.

The following definitions apply to the Guidelines:

Affiliate:  With respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

Base Salary:  An eligible employee’s annual base salary in effect on the last day of the calendar year.

Code:  The Internal Revenue Code of 1986, as amended.

Committee:  A committee comprised of the Chief Executive Officer, the Senior Vice President and Chief Financial Officer, and the Senior Vice President, Human Resources of the Partnership.

Disability: A permanent and total disability as defined in the Partnership’s long-term disability plan in which the eligible employee is eligible to participate.

Eligible employee:  A regular employee who is selected by the Committee to be eligible for a STI Award for a calendar year. If the employee is a part-time employee, he/she should work at least 20 hours per week to be eligible.

Guidelines:  The Administrative Guidelines for STI Awards, as embodied in this document, as amended from time to time.

Individual Performance Objectives:  Measures of the eligible employee’s performance set by the employee’s supervisor to evaluate the employee’s performance over the calendar year.

Individual Payout Percentage:  The percentage the Partnership designates to reflect the extent that the employee attains his/her Individual Performance Objectives.

Individual Objectives Weighting:  The weighting of Individual Performance Award to be used in calculating the Short-Term Incentive Award.

Individual Performance Award:  The amount determined in Section 6(a).

Partnership:                      Boardwalk Operating GP, LLC

Partnership Performance Objectives :                                                                Measures of the Partnership’s financial and operational performance used by the Partnership to evaluate the Partnership’s performance over the calendar year. The performance objectives used by the Partnership are set forth in Schedule A.

Partnership Payout Percentage:  The percentage the Partnership designates to reflect the extent that the Partnership attains the Partnership Performance Objectives.

Partnership Objectives Weighting:  The weighting of Partnership Performance Award to be used in calculating the Short-Term Incentive Award.

Partnership Performance Award:  The amount determined in Section 6(b).

Exhibit 10.1
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Person:  An individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

Retirement: An eligible employee’s voluntarily-initiated termination of employment on or after attaining age 55 and completing at least 5 years of service with the Partnership or its Affiliates, following the established procedures for retirement including providing adequate notice to the Partnership and its Affiliates.

Short-Term Incentive/STI Award:  The amount the Partnership decides to pay under these Guidelines, according to the Partnership and individual employees’ performance for a specific calendar year as determined in Section 6(c).

Target STI Percentage:  The percentage of base salary used to calculate the Target STI Award.

Target STI Award:  The STI payout that will be paid to an eligible employee if both the Partnership and the Individual Performance Objectives are achieved at the target level.

Exhibit 10.1
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BOARDWALK PIPELINE PARTNERS L.P.

SCHEDULE A

PARTNERSHIP PERFORMANCE OBJECTIVES - 2010

Measure	Objectives
Operational	Operate without a significant safety incident and provide reliable firm transportation and storage service.
Financial	Deliver strong financial performance as measured by key financial metrics including distributable cash, return on investment, and EBITDA.
Capital Projects	Successfully complete capital projects in a timely and cost effective manner.
Asset Utilization	Utilize Boardwalk’s assets to improve operating efficiencies and maximize growth opportunities.
Contracts	Successfully renegotiate or remarket existing contracts that are terminating.
Growth	Pursue growth projects, while managing risk, allowing for the long-term stable growth of distributions to our investors.

/s/ Elisabeth K. Evans
Elisabeth K. Evans
Sr. Vice President of Human Resources and Corporate Communications